Exhibit 10.8

Dated September 1, 2022

Employment Agreement

between

RCF Acquisition Corp

as Company

and

Sunny Shah

as Executive

White & Case LLP

5 Old Broad Street

London EC2N 1DW

Schedule 1	Positions and Interests	17

i

This Employment Agreement (the “Agreement”) is made on 1 September 2022

Between:

(1)	RCF Acquisition Corp registered in the Cayman Islands, whose registered office is at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”); and

(2)	Sunny Shah of 21 St Stephens Close, London. NW8 6DB, UK (the “Executive”),

(each a “Party”, and together the “Parties”).

The Parties agree as follows:

1.	Definitions and Interpretation

1.1	In this Agreement:

“Articles” means the articles of association and/or any other constitution documents of the Company, as amended from time to time;

“Board” means the board of directors from time to time of the Company or a duly appointed committee of that board;

“Confidential Information” means any information, in whatever form, which the Executive has obtained by virtue of his Employment and: (i) which is of a confidential nature; (ii) which any Group Company regards as confidential; or (iii) with respect to which any Group Company is bound by a duty of confidentiality, in each case including, but not limited to, confidential information in relation to any Group Company or its clients, customers, employees, finances, business contacts, or suppliers;

“Group Company” means the Company, any subsidiary undertaking of the Company, any other company which is for the time being a direct or indirect parent undertaking of the Company or any other subsidiary undertaking of any such parent undertaking, or an investment adviser to any such direct or indirect parent undertaking (including, for the avoidance of doubt, RCF Management LLC), and “Group” shall be construed accordingly;

“HMRC” means HM Revenue & Customs;

“Incapacity” means any illness, injury, or other medical condition of the Executive which prevents the Executive from properly performing the duties of the Employment;

“Intellectual Property Rights” means any and all trade marks, rights in get-up, rights in goodwill or to sue for passing-off, service marks, trade names, business names, domain names, rights in designs, copyrights and neighbouring rights (including rights in software), database rights, semi-conductor topography rights, patents, utility models, rights in inventions, invention disclosures, know-how, trade secrets and other confidential information and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals, divisionals, continuations, continuations-in-part, reissues or extensions of, and rights to claim priority from, such rights, and all similar or equivalent rights or forms of protection which subsist now or will subsist in the future in any part of the world;

“Investment” means any holding as a bona fide investment of not more than three per cent of the total issued share capital in any company;

“Related Person” means the Executive’s spouse or civil partner (or anyone living as such), children, step children, or parents;

“Share Assignment Agreement” means the share assignment agreement between RCF VII Sponsor LLC and S&R Capital Limited dated 21 October 2021 (as amended from time to time);

“S&R Capital Limited” means company number 12366262 whose registered address is 21 St Stephens Close, Avenue Road, London, England, NW8 6DB; and

“subsidiary undertaking” and “parent undertaking” shall have the meanings set out in section 1162 of the Companies Act 2006.

1.2	The headings to the Clauses are for convenience only and do not affect the interpretation of this Agreement.

1.3	Any reference in this Agreement to a statutory provision shall include any statutory modification or re-enactment of such provision.

1.4	The singular shall include the plural and vice versa and a reference to one gender shall include other genders.

1.5	Any reference in this Agreement to a person shall include, unless the context otherwise requires, an individual, partnership, firm, business, company or other incorporated entity, unincorporated association or other body.

1.6	Any reference to the Executive shall, if appropriate, include his personal representatives.

2.	Appointment and Duration

2.1	The Company appoints the Executive and the Executive agrees to act as Chief Executive Office of the Company on the terms set out in this Agreement (the “Employment”). The Parties acknowledge and agree that the Company is a newly incorporated blank check company with the purpose of effecting an initial public offering (the “IPO”) and completing a business combination with a target business to be identified after completion of the IPO (the “de-SPAC Transaction”).

2.2	The Employment shall commence on September 1, 2022 (the “Commencement Date”) and shall continue until terminated:

(a)	automatically, without the need for notice or payment in lieu of notice, on the later of: (i) 15 May 2023; (ii) 15 August 2023 if the Company has executed a letter of intent, agreement in principle or definitive agreement for the de-SPAC Transaction prior to the two-year anniversary of the closing date of the IPO but has not consummated the de-SPAC Transaction by 15 May 2023) (such period, the “SPAC Period”); and (iii) the date of the closing of the de-SPAC Transaction (the “de-SPAC Closing”) (the “Expiry Date”); or

(b)	at any time as provided elsewhere in this Agreement.

2.3	No previous employment counts towards the Executive’s period of continuous employment with the Company. The Executive’s period of continuous employment with the Company commenced on the Commencement Date.

2.4	There is no probationary period which applies to the Employment.

2.5	The Executive warrants that, by virtue of entering into this Agreement or carrying out his duties under this Agreement, he will not be in breach of any express or implied terms of any contract with, or of any other obligation to, any third party.

2.6	The Executive warrants that he is entitled to work in the United Kingdom without any additional approvals and agrees to provide to the Company such supporting documentation as the Company may require from time to time. If the Executive ceases to be entitled to work in the United Kingdom at any time during the Employment, the Executive shall immediately notify the Company and the Company may immediately terminate the Employment without notice or payment in lieu of notice.

2.7	The Executive consents to the transfer of his Employment under this Agreement to any Group Company at any time during the Employment.

3.	Duties

3.1	The Executive shall at all times during the Employment:

(a)	report to the Board;

(b)	if requested by the Company, act as a director of any Group Company;

(c)	devote the whole of his working time, attention and ability to the business of the Group and the duties of his Employment;

(d)	faithfully and diligently perform those duties and exercise those powers which are consistent with the Executive’s position and which the Board or any person authorised by the Board may from time to time assign to him, together with such person(s) as the Board may appoint to act jointly with him;

(e)	use his best endeavours to promote, protect, and develop the business and reputation of the Group;

(f)	comply with all reasonable and lawful directions given to the Executive by the Board;

(g)	abide by all statutory, fiduciary, and common law duties which the Executive owes to the Company and the Group;

(h)	comply with the Articles, the Share Assignment Agreement, and the Company’s rules, regulations, policies, and procedures as from time to time in force;

(i)	keep the Board promptly and fully informed (in writing if so required) of his activities in the performance of his duties and of any matters concerning the affairs of any Group Company as the Board may require;

(j)	not at any time make any untrue, misleading, or derogatory statements in relation to any Group Company or any of its officers or employees;

(k)	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company to the Board promptly on becoming aware of it; and

(l)	comply with any law, rules, and regulations which apply to the Company or the Executive as a director or employee of a Group Company.

3.2	The Executive shall (without further remuneration) if and for so long as the Board requires during the Employment:

(a)	carry out the duties of the Employment on behalf of any Group Company;

(b)	act as an officer of any Group Company or hold any other appointment or office as nominee or representative of any Group Company; and

(c)	carry out the duties of any such appointment as if they were duties to be performed by him on behalf of the Company.

3.3	During the Employment, the Executive will not, under any circumstances whatsoever, either directly or indirectly, receive or accept, for his own benefit or for the benefit of any Related Person, any financial or other benefit in connection with any contracts or transactions entered into by any Group Company without first disclosing such interest or benefit to the Board and obtaining its prior written approval.

3.4	The Executive will beprovided with a copy of the Company’s policies and procedures, which do not form part of this Agreement. The Executive must familiarise himself with and comply with the content of such policies and procedures, as amended from time to time.

4.	Hours and Place of Work

4.1	The Executive’s normal working hours shall be 15 hours per week, however, the Executive shall be responsible for managing and determining his own time and shall work such additional hours as may be necessary for the proper performance and exercise of his duties.

4.2	Regulation 4(1) of the Working Time Regulations 1998 (the “Regulations”) limits the average working week (calculated in accordance with the Regulations) of each worker to a maximum of 48 hours. The Executive agrees to opt out of this part of the Regulations. The Executive may terminate this opt-out by giving the Company not less than three months’ written notice.

4.3	The Executive shall perform his duties at the Company’s offices at 33 St James’s Square, London SW1Y 4JS, UK or any other place which the Board may require for the proper performance and exercise of his duties. The Executive agrees to travel (both within the United Kingdom and abroad) as and when reasonably required for the proper performance and exercise of his duties.

5.	Salary

5.1	During the Employment, the Executive will be paid a salary at the rate of USD $50,000 per year (the “Salary”), which shall accrue day to day and be payable by equal monthly instalments on or about the 28th day of every month in arrears. The Salary shall be deemed to include any fees payable to the Executive as a director of any Group Company or of any other company or unincorporated body in which he holds office as a nominee or representative of any Group Company.

5.2	The Company may deduct from the Salary or any other payments due to the Executive any sums owed by him to any Group Company at any time.

6.	Training

No training will be provided to the Executive during the Employment.

7.	Benefits

7.1	Details of any benefits for which the Executive may from time to time be eligible will be available from October 1, 2022.

7.2	The Company reserves the right, in its absolute discretion, to discontinue, vary or amend any benefit in which the Executive participates (including the provider and/or level of cover) at any time, and is under no obligation to provide or continue to provide these benefits if they are not available for the Executive or not available at a cost the Company considers reasonable. If an insurance provider fails or refuses for any reason to provide a benefit to the Executive, the Company will not be liable to provide the Executive with any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefits. The Company will not assume any liability for any payments that any insurer declines to make.

8.	Pensions

8.1	The Company will comply with the employer pension duties in respect of the Executive in accordance with Part 1 of the Pensions Act 2008. The Executive may elect for the Company to contribute to his own registered personal pension scheme instead of the Company’s pension scheme: (i) by notifying the Company in writing; and (ii) with the approval of the Compensation Committee.

9.	Expenses

The Executive shall be reimbursed for all reasonable expenses wholly, exclusively and necessarily incurred by him in the proper performance of his duties of the Employment, provided that the Executive complies with any expenses policy, guidelines or regulation as may be applicable to the Executive from time to time, including producing such receipts or other appropriate evidence as may be required.

10.	Holiday and other paid leave

10.1	The Company’s holiday year runs from 1 January to 31 December. In addition to a pro rata entitlement to the usual English public holidays, the Executive is entitled to eight days’paid holiday in each holiday year (calculated on a pro rata basis by reference to a full-time entitlement of 20 days holiday each year), to be taken at such times as shall have been approved in advance by the Board. For the holiday year during which the Employment commences or terminates, the Executive’s holiday entitlement will be calculated on a pro rata basis for each complete month of service during the relevant year.

10.2	Any accrued holiday entitlement which is unused at the end of any holiday year shall be forfeited. No holiday entitlement may be carried forward to a subsequent holiday year and nor will any payment be made in respect thereof. The Executive is not entitled to receive any payment in lieu of any accrued but unused holiday entitlement, save as provided in Clause 10.3.

10.3	On the termination of his Employment for whatever reason, the Executive will receive a payment in lieu of any accrued but unused holiday entitlement as at the date on which the Employment terminates. If the Executive has taken more days of holiday than his accrued holiday entitlement, the Executive shall reimburse the Company in respect of the excess days taken and the Company is hereby authorised to deduct the appropriate amount from any sums due to the Executive. Any payment or deduction made shall be calculated on the basis that each day of paid holiday is equivalent to l/260th of the Salary.

10.4	If either Party serves notice to terminate the Employment, the Company may require the Executive to take any accrued but unused holiday entitlement during the notice period (whether or not the Executive is on Garden Leave).

10.5	The Executive may be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Company’s rules applicable to each type of leave in force from time to time:

(a)	statutory paternity leave;

(b)	statutory adoption leave;

(c)	statutory shared parental leave; and

(d)	statutory parental bereavement leave.

10.6	The Company may replace, amend or withdraw the Company’s policy on any of the above types of leave listed in Clause 10.5(a)-10.5(d) at any time.

11.	Incapacity

11.1	If the Executive is absent from work due to Incapacity, he must notify the Board of the reasons for his absence as soon as possible on or before the first day of absence. If the Executive is prevented from performing his duties for seven or more consecutive days (including weekends), he must provide a statement of fitness for work signed by a medical practitioner by the eighth day and at such intervals thereafter such that the whole period of absence is covered by such a statement. As soon as practicable following his return to work after a period of absence, the Executive shall complete a self-certification form detailing the reason for any absence not covered by such a medical statement.

11.2	Provided the Executive complies with this Clause 11 and satisfies the relevant eligibility criteria, he shall receive statutory sick pay.

11.3	For statutory sick pay purposes, the Executive’s qualifying days shall be his normal working days.

11.4	At any time during the Employment, the Executive may, at the request and expense of the Company, be examined by a medical practitioner appointed by the Company.

11.5	If the Executive pursues any claim against a third party for negligence, nuisance or breach of statutory duty in respect of Incapacity, he shall immediately notify the Company of that claim and any compromise, settlement or judgment made or awarded in connection with it. The Executive shall, if required by the Board, pay to the Company such part of the damages recovered by the Executive in that claim for loss of earnings as the Board may reasonably determine, which shall not exceed the relevant amount of Company sick pay paid.

12.	Other Interests during Employment

12.1	Subject to Clauses 12.2 and 12.3, the Executive will not (except as a representative of any Group Company or with the prior written approval of the Board), whether directly or indirectly (including, without limitation, through his Related Persons, or a trust or firm whose affairs or actions the Executive controls), paid or unpaid:

(a)	assist, undertake, be engaged or concerned in the conduct of;

(b)	be or become an employee, agent, partner, consultant or director of; or

(c)	have any financial interest in,

12.2	any other special purpose acquisition vehicle (“SPAC”) actual or prospective business, trade, profession or occupation which is in competition with the business carried on by RCF Acquisition Corp. The Executive has disclosed to the Board, and the Board has consented to the Executive holding, those positions and interests set out in Schedule 1.

12.3	The Executive shall be permitted to hold an Investment.

12.4	In the event that the Executive becomes aware of a Related Person holding positions or interests that may give rise to a conflict of interest between the Executive and the Company, the Executive shall as soon as practicable disclose such positions or interests to the Board.

13.	Intellectual Property Rights

13.1	“Work Products” means all:

(a)	works, materials, information, software (whether in source code, object code or other form), data and documents, including computer programs and firmware, computerised databases and other computerised compilations and collections of data or information, architectures, development tools, design plans, methodologies, algorithms, libraries, interface information technical and operational data, designs, drawings, diagrams, flow-charts and specifications; and

(b)	improvements, discoveries or inventions (whether or not patentable) (together, “Inventions”),

which the Executive may conceive, make, originate, develop or reduce to practice during the Employment (whether or not conceived, made, originated, developed or reduced to practice during normal working hours and whether or not using the Company’s resources, materials or equipment) which relate to, or arise out of, his assigned duties or which pertain to any aspect of the Company’s business, activities or operations including any that have been conceived, made, originated, developed or reduced to practice prior to the date of this Agreement, excluding only those works, materials, information, software, data, documents or Inventions which are wholly unconnected with his Employment and the business, activities or operations of the Company and which could not reasonably be used to compete with the business, activities or operations of the Company.

13.2	The Executive shall promptly make full written disclosure to the Company of any and all Inventions. Decisions as to the patenting and exploitation of any Inventions shall be at the sole and absolute discretion of the Company.

13.3	All rights, including Intellectual Property Rights, in and to the Work Products shall be the sole and exclusive property of the Company from the moment of their conception, creation or discovery. Insofar as any Intellectual Property Rights or other rights in any Work Products do not automatically vest in the Company, the Executive shall hold them on trust for the sole right and benefit of the Company until such rights shall be fully and absolutely vested in the Company.

13.4	The Executive hereby assigns to the Company:

(a)	all existing Intellectual Property Rights and other rights in and to the Work Products and all materials embodying such rights; and

(b)	by way of present assignment of future rights, all future Intellectual Property Rights and other rights in and to the Work Products and all materials embodying such rights.

To the extent that under applicable law the Executive is unable to assign future rights by way of present assignment, the Executive hereby agrees to assign all future Intellectual Property Rights and other rights in and to the Work Products and all materials embodying such rights to the Company with effect from their conception, creation or discovery.

13.5	To the maximum extent permitted under applicable law, the Executive hereby irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on him by Chapter IV of Part I of the Copyright Designs and Patents Act 1988, together with any similar or equivalent provision of any applicable law in any part of the world, in respect of all Work Products.

13.6	The Executive irrevocably appoints the Company to be the Executive’s attorney in his name and on his behalf to execute documents, to use the Executive’s name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominees the full benefit of the provisions of this Clause 13 and a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case so far as any third party is concerned.

13.7	The Executive shall, at the request and expense of the Company, during the Employment and following termination, do all things necessary or desirable to substantiate the rights of the Company under, and to give full effect to this Clause 13, and for the Company or its nominees to obtain for itself the full benefit of this Agreement and the rights in the Work Products, to secure patent or similar forms of protection for the Inventions throughout the world or otherwise to perfect the Company’s title to any of the Work Products.

13.8	The Executive shall cooperate with, and assist, the Company both during the Employment, and for a reasonable time thereafter, with:

(a)	the making, commencing, defending or settling of any claims, actions or proceedings; and

(b)	the prosecution of any claims or pending applications,

in each case relating to or involving any Work Products, provided that all reasonable related expenses shall be paid by the Company.

13.9	The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising from those duties, his employment with the Company carries with it a special obligation to further the interests of the Company. The Executive shall not attempt to gain or register, lawfully or otherwise, any right or interest in any Work Products, except to the extent that such right or interest vests in the Executive by operation of law. The Executive shall not do or attempt to do, or permit or encourage any other person to do or attempt to do, anything that adversely affects the rights or interests of the Company with respect to any Work Products.

13.10	Rights and obligations set out in this Clause 13 shall continue in force after termination of this Agreement in respect of the Work Products and shall be binding on his representatives.

13.11	The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Executive in respect of his compliance with this Clause 13. This Clause 13 is without prejudice to the Executive’s rights under section 40 of the Patents Act 1977 or any similar or equivalent provision of applicable law in any part of the world.

14.	Confidentiality

14.1	The Executive shall not, either during the Employment or at any time after its termination (howsoever arising), directly or indirectly (except in the proper course of his duties of the Employment, as authorised by the Company or as otherwise required by law):

(a)	disclose or permit the disclosure of Confidential Information to any person;

(b)	use any Confidential Information for any purposes other than those of any Group Company; or

(c)	cause any unauthorised disclosure of such Confidential Information.

14.2	All notes, memoranda and other records (whether in documentary or electronic form) which shall be acquired, received or made by the Executive during the Employment relating to the business of any Group Company shall be and remain the property of the Group Company to whose business they relate. In the event that any Group Company so requires, the Executive shall either deliver such records to the Group Company to which they belong or irretrievably delete such records where in electronic form and, if requested by the Company, provide a signed statement that he has complied fully with his obligations under this Clause.

14.3	The restrictions in Clause 14.1 shall not apply to any information or knowledge:

(a)	which has become available to the public generally otherwise than through a breach by the Executive of his obligations under this Clause;

(b)	which the Executive or another person may be required to disclose by a court of competent jurisdiction, ombudsman, a regulatory or supervisory authority, government agency, law enforcement agency or other similar body, or otherwise as required by law; or

(c)	which the Executive discloses pursuant to and in accordance with the Public Interest Disclosure Act 1998 or section 43A of the Employment Rights Act 1996, provided the Executive has complied with the Company’s policy (if any) from time to time regarding such disclosures, or as may be required by law.

14.4	The Executive shall, if requested, enter into an agreement with any Group Company incorporating the same terms as in Clause 14.1.

15.	Termination

15.1	The Executive may terminate the Employment by giving to the Company three months’ prior written notice.

15.2	The Company may terminate the Employment:

(a)	by giving to the Executive three months’ prior written notice; or

(b)	with immediate effect without notice or payment in lieu of notice if Clause 15.3 applies.

15.3 This Clause 15.3 shall apply where the Executive:

(a)	commits any act of gross misconduct or any material breach of his obligations under this Agreement, or repeats or continues (after written warning) any other serious breach of his obligations to any Group Company (whether under this Agreement or otherwise);

(b)	refuses or neglects to comply with any reasonable and lawful directions of the Board;

(c)	commits an act or makes an omission which, in the opinion of the Board, amounts to fraud or dishonesty, whether relating to any Group Company, any of its or their employees or otherwise;

(d)	engages in any conduct which in the opinion of the Board brings him, or any Group Company into disrepute and/or is materially adverse to the interests of any Group Company;

(e)	is in the reasonable opinion of the Board incompetent in the performance of his duties and has been notified of the same by the Company and has been afforded a reasonable amount of time to improve his performance, provided that such reasonable amount of time shall not exceed 14 days;

(f)	is in material breach of the Company’s Articles, the Share Acquisition Agreement, or of any other agreement entered into between the Executive and any Group Company governing the holding by the Executive (or any permitted transferee) of any shares or securities in the Group;

(g)	is disqualified by law from being a director or holding any other office which the Executive holds in any Group Company;

(h)	is convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial sentence is imposed);

(i)	becomes bankrupt or makes any arrangement or composition with or for the benefit of his creditors generally or has a county court administration order made against him; or

(j)	becomes of unsound mind or become a patient under any statute relating to mental health.

15.4	The rights of the Company under Clause 15.2(b) are without prejudice to any other rights that it might have at law to terminate the Employment or to accept any breach of this Agreement by the Executive as having brought the Agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

15.5	The Company may terminate the Employment by giving the notice specified in Clause 15.2 at any time, even if such termination results in the Executive losing any existing or prospective benefits under Clause 7 or Clause 11.

16.	Payment in Lieu of Notice and Garden Leave

16.1	The Company may, on or following the service of notice by either Party for any reason, at its sole and absolute discretion, terminate the Employment at any time and with immediate effect by making the Executive a payment in lieu of notice or procuring such payment (equal to the Salary (at the date of termination) which the Executive would have been entitled to receive during the notice period (or, if applicable, the remainder of the notice period)). Any payment under this Clause 16.1 will be subject to income tax and employee National Insurance contributions.

16.2	Following the service of notice by either Party for any reason, the Company:

(a)	shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide the Executive with any work; and

(b)	may place the Executive on Garden Leave.

16.3	“Garden Leave” means a period during which the Executive shall:

(a)	remain an employee of the Company and be bound by the terms of this Agreement and any obligations imposed by common law (including, but not limited to, his implied duties of good faith and fidelity);

(b)	continue to receive the Salary and any contractual benefits in the usual way;

(c)	not, without the prior written consent of the Board, attend his place of work or any other premises of any Group Company;

(d)	not, without the prior written consent of the Company, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company;

(e)	if required by the Company, resign from any offices he holds with any Group Company; and

(f)	continue to be available for work for the Company and be contactable at all reasonable times.

16.4	During any period of Garden Leave, the Board may, in its absolute discretion, appoint another person to perform the Executive’s duties jointly with the Executive or in his place.

17.	Obligations on Termination

17.1	On termination of the Employment, or on the Company so requiring at any time after service of notice of termination by either Party, the Executive shall:

(a)	immediately resign, without any claim for compensation, from all and any offices which he holds in any Group Company and from all other appointments or offices which he holds as nominee or representative of any Group Company and, in the event of his failure to do so, the Executive hereby irrevocably appoints the Company to be his attorney to execute any documents and do any things necessary and generally to use his name for the purpose of giving the Company or its nominee the full benefit of this Clause;

(b)	immediately deliver, at the Executive’s expense, to the Company’s registered office or any other place the Company may reasonably nominate, all property of any Group Company which may be in the Executive’s possession or control including, without limitation, all Work Products and all embodiments thereof (whether or not then complete), keys, security pass, laptop, mobile phone, company car (if any), all correspondence, documents, papers, memoranda, notes and records (including any copies and any records stored by electronic means) relating to the business or affairs of any Group Company, and any other tangible property of or relating to the business of any Group Company, in his possession or which are or were last under his power or control;

(c)	irretrievably delete any information relating to the business of any Group Company or its clients, customers, employees, finances, business contacts, or suppliers electronically stored on media or devices which are in the Executive’s possession or under his control; and

(d)	if requested by the Company, provide a signed statement that the Executive has complied fully with his obligations under Clauses 17.1(b) and 17.1(c).

18.	Post Termination Obligations

18.1	The Executive covenants with the Company that he shall not, directly or indirectly, either alone or together with any third party, whether on his own behalf or on behalf of any third party, in any capacity (including, without limitation, principal, partner, shareholder, director, employee, consultant or agent):

(a)	for three months following Termination, in the Relevant Territory, be engaged, involved or interested in any business which is in competition with the Restricted Business, save that the Executive may hold an Investment;

(b)	for six months following Termination, and in competition with the Restricted Business, solicit or interfere with or endeavour to entice away from any Group Company any Client;

(c)	for six months following Termination in the Relevant Territory, and in competition with the Restricted Business, be concerned with the supply of services to any Client;

(d)	for six months following Termination, in the Relevant Territory, and in competition with the Restricted Business, be engaged, concerned, involved or interested in any Prospective Opportunities;

(e)	for six months following Termination, solicit the employment or engagement of or otherwise endeavour to entice away from any Group Company any Key Person (whether or not such person would breach their contract of employment or engagement by reason of leaving the service of the business in which they work); and

(f)	at any time after Termination, without the consent of the Company, represent himself as being in any way connected with or interested in (other than as a former employee, director or shareholder) the business of any Group Company or use any registered names or trading names associated with any Group Company.

18.2	Each of the obligations in Clause 18.1 (on which the Executive has had the opportunity to take independent legal advice) is a separate, severable and independent restriction on the Executive, despite the fact that it may be contained in the same phrase as another obligation. While the restrictions are considered by the Parties to be fair and reasonable in the circumstances, it is agreed that if any of them should be judged to be void or ineffective for any reason, but would be valid if any particular restriction(s) were deleted or part of the wording was deleted, restricted or modified, they shall apply with such deletions, restrictions or modifications as necessary to make them valid.

18.3	The Executive shall (at the request and cost of the Company) enter into a separate agreement with any Group Company under which he shall agree to be bound by restrictions corresponding to those contained in this Clause 18 (or such restrictions as are appropriate in the circumstances) in relation to such Group Company.

18.4	If the Executive’s employment is transferred to any person other than a Group Company (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Executive shall, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to the restrictions in Clause 14 and in this Clause 18.

18.5	Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of Clause 18.1, and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision.

18.6	If the Executive is offered employment or engagement with a third party at any time during the Employment or in the six months following Termination (howsoever arising), he shall, as soon a reasonably practicable, and in any case prior to accepting such employment or engagement, supply that third party with a full copy of this Clause 18.

18.7	If, at any time during the Employment, the Executive:

(a)	is offered employment or engagement with or is otherwise approached by a Competitor; and/or

(b)	takes steps to prepare to compete with any Group Company; and/or

(c)	becomes aware that any employee of the Group: (i) has received an offer of employment or engagement from a Competitor; (ii) intends to leave their employment with the Group to join a Competitor; or (iii) intends to establish a business in competition with any Group Company; or (iv) intends to divert a business opportunity away from any Group Company, then he shall inform the Company immediately of this.

18.8	For the purposes of this Clause 18:

(a)	“Client” means any person which is, or was at any time during the Relevant Period, a client of any Group Company and with which the Executive was materially concerned or had material dealings at any time during the Relevant Period;

(b)	“Competitor” means any person which is, or was at any time during the Relevant Period, in competition with the Restricted Business;

(c)	“Key Person” means any person employed or engaged by any Group Company who could materially damage the interests of any Group Company if they were involved in any capacity in any business which is in competition with the Restricted Business, and with whom the Executive had dealings at any time during the Relevant Period;

(d)	“Prospective Opportunities” means such business opportunities that any Group Company is, or was at any time during the Relevant Period, actively considering pursuing, and with which opportunities the Executive was materially concerned at any time during the Relevant Period, and which opportunities shall be set out in a written list to be prepared by the Company, acting reasonably, in consultation with the Executive and which list shall be supplied to the Executive on Termination;

(e)	“Relevant Period” means the period of 12 months ending on the date of Termination;

(f)	“Relevant Territory” means the area(s) in which any Group Company conducts or has in the Relevant Period conduct business, and with which area the Executive was materially concerned at any time during the Relevant Period;

(g)	“Restricted Business” means any part of a business operated by any Group Company with which the Executive was materially concerned during the Relevant Period; and

(h)	“Termination” means the date of termination of the Employment (howsoever arising) or, if the Executive spends a period on Garden Leave immediately before the termination of the Employment, such earlier date on which Garden Leave commences.

19.	Disciplinary and Grievance Procedures

The Company’s disciplinary and grievance procedures, which are contained in the Company’s staff handbook, apply to the Executive. These procedures do not form part of this Agreement.

20.	Power of Suspension

The Company may at any time suspend the Executive on full pay for a period of up to 20 working days, which period may be extended for such time as the Company reasonably considers necessary in the circumstances, for the purposes of investigating any disciplinary or grievance matter involving the Executive. During this period, the Executive will continue to receive the Salary and all contractual benefits but will not (except with the prior written approval of the Board) attend any premises of or contact any employee, officer, consultant, client or customer of any Group Company.

21.	Data Protection

21.1	The Company may process the Executive’s personal data, and shall do so in accordance with, and for the purposes set out in: (i) the Company’s privacy notice (the “Notice”), which will be provided to the Executive; and (ii) this Agreement. Details of the sources from which the Executive’s personal data may be collected, the categories of data affected, the recipients to whom those data may be disclosed, the Company’s data protection compliance measures, the Executive’s rights with respect to the processing of such personal data, and relevant contact details for data protection questions and concerns, are provided in the Notice.

21.2	The Executive shall:

(a)	comply with the provisions of all applicable laws regarding the processing of personal data;

(b)	comply with the provisions of all Company policies and procedures regarding the processing of personal data, from the date on which such policies and procedures are provided to the Executive;

(c)	consult with the Company’s Data Protection Officer, where appropriate in accordance with the Company’s policies and procedures; and

(d)	at all times maintain the security and confidentiality of all personal data processed in the course of the Executive’s duties.

22.	Email and Internet

Telephone calls made and received by the Executive using any Group Company’s equipment, use of the e-mail system to send or receive business or personal correspondence and use of the internet may be monitored and/or recorded by any Group Company and the Executive consents to such monitoring and recording for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes.

23.	Collective Agreements

There are no collective agreements which directly affect the terms and conditions of the Employment.

24.	Notices

Any notice or other communication given by a Party under or in connection with the Agreement may be by post or email and should be addressed to the last known postal address or relevant email address of the other Party and shall be deemed to have been received when, in the ordinary course of the means of transmission, it would be received by the addressee.

25.	Entire Agreement

25.1	This Agreement contains the entire understanding and agreement between the Parties and supersedes any previous letters or agreements, whether written, oral or implied, between any Group Company and the Executive, relating to the Executive’s employment or engagement; any such letters or agreement shall be deemed to have been terminated by mutual consent as from the commencement of this Agreement.

25.2	In entering into this Agreement, neither Party has relied on any undertaking, promise, assurance, statement, representation, warranty or understanding (whether written, oral or implied) relating to the Executive’s employment or engagement which is not expressly set out in this Agreement or any documents referred to in it.

26.	Rights of Third Parties

No third party shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

27.	General

27.1	The Schedules to this Agreement form part of and are incorporated into this Agreement.

27.2	Any amendment to this Agreement must be in writing and signed by or on behalf of the Parties.

27.3	In the event that any part of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

27.4	This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

27.5	In the event of any circumstances in which the business conducted by the Company shall be carried out by another entity and that entity offers to the Executive employment on terms which, overall, are no less favourable to any material extent than the terms of this Agreement, the Executive shall have no claim whatsoever against any Group Company or that other entity arising out of or connected with such termination.

27.6	This Clause 27 and Clauses 13, 14, 18 and 28 shall survive expiry or termination of this Agreement however arising, and neither the expiry nor termination of this Agreement shall affect the accrued rights of the Parties.

27.7	No failure by any Group Company to exercise, nor any delay by any Group Company in exercising, any right, power or remedy under this Agreement will operate as a waiver of that or any other right, power or remedy of any Group Company, nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

28.	Governing law and Jurisdiction

28.1	This Agreement and any dispute, claim or difference arising out of or in connection with it or its subject matter or formation (including any non-contractual dispute, claim or difference) shall be governed by and construed in accordance with the law of England and Wales.

28.2	Each Party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute, claim or difference arising out of or in connection with this Agreement or its subject matter or formation (including any non-contractual dispute, claim or difference).

In Witness Whereof this Agreement has been executed and delivered as a deed on the date first above written.

Executed and delivered as a deed by Sunny Shah in the presence of:	..................................................................

Witnessed
.................................................................
Wit 1
.................................................................
Witness Name:
Witness Occupation:
Witness Address:

Executed and delivered as a deed by RCF Acquisition Corp acting by James McClements Chairman of RCF Acquisition Corp.:	.................................................................

Witnessed
.................................................................
Wit 1

.................................................................
Witness Name:
Witness Occupation:
Witness Address:

Schedule 1 Positions and Interests